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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 13, 2000

                          CONSOLIDATED GRAPHICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         TEXAS                         0-24068               76-0190827
(STATE OR OTHER JURISDICTION   (COMMISSION FILE NUMBER)   (I.R.S. EMPLOYER
      OF INCORPORATION)                                   IDENTIFICATION NO.)

                            5858 WESTHEIMER, SUITE 200
                              HOUSTON, TEXAS 77057
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)
       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 787-0977

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ITEM 5. OTHER EVENTS

      On December 13, 2000, Consolidated Graphics, Inc. (the "Company") announced that it entered into an agreement (the "Agreement") for a new $225 million five-year senior secured credit facility (the "Credit Facility") with a group of eleven banks. The new Credit Facility was effective as of December 11, 2000, and replaced the Company's existing revolving credit facility. First Union National Bank is the administrative agent for the Credit Facility.

      A copy of the press release is attached hereto as Exhibit 99. The attached press release may contain forward-looking information. Readers are cautioned that such information involves known and unknown risks, uncertainties and other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward looking statements.

     The Credit Facility is composed of a $50 million term loan (the "Term Loan") and a revolving credit line (the "Revolving Line") with an initial maximum borrowing capacity of $175 million. The Company may increase the size of the Revolving Line from the initial $175 million to a maximum of $225 million by adding additional lenders, and such future increases may occur at any time during the five-year term of the Credit Facility.

      Borrowings outstanding under the Credit Facility are secured by substantially all of the Company's assets other than its real estate and certain equipment subject to term equipment notes and other financing. Borrowings under the Credit Facility accrue interest, at the Company's option, at either (1) the London Interbank Offered Rate (LIBOR) plus a margin of 1.25% to 2.25%, or (2) an alternate base rate (based upon the greater of the agent bank's prime lending rate or the Federal Funds effective rate plus .50%) plus a margin of 0% to 1.00%. The Company is also required to pay a commitment fee on available but unused amounts ranging from .275% to .375%. The interest rate margin and the commitment fee are based upon the Company's ratio of Funded Debt to Pro Forma Consolidated EBITDA, as defined, redetermined quarterly. Initially, the margin on LIBOR-based loans will be 2.00%.
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     The Term Loan requires 20 fixed quarterly payments of $2,500,000 each, beginning on December 31, 2000, with the final payment due September 30, 2005. The Revolving Line matures on December 11, 2005, and any amounts outstanding under the Revolving Line must be repaid as of that date.

      The proceeds of the Credit Facility can be used to repay certain indebtedness, finance certain acquisitions and provide for working capital and general corporate purposes. The Company may also use the proceeds of the Credit Facility to repurchase its common stock, subject to a limit of $25 million and only to the extent that cumulative EBITDA exceeds certain levels.

      The covenants contained in the Agreement, among other things, limit the Company's ability to (i) incur secured and unsecured debt beyond specific amounts or based upon financial ratios, (ii) pledge its assets beyond specific amounts, (iii) merge, consolidate with or acquire other companies where the total consideration paid is above certain levels, (iv) change its primary business, (v) pay cash dividends, (vi) dispose of assets beyond certain levels unless the proceeds are reinvested by the Company, and (vii) make capital expenditures (exclusive of expenditures related to acquisitions and financed equipment) in excess of 150% of depreciation and amortization. The Company must also meet certain financial tests relating to its leverage ratio, interest coverage ratio, fixed charge coverage ratio and consolidated net worth.

     In addition to the Credit Facility, the Company entered into an auxiliary revolving credit facility (the "Auxiliary Facility") with a commercial bank on December 11, 2000. This Auxiliary Facility has a maximum borrowing capacity of $5 million and replaced a similar facility with the same bank. The Auxiliary Facility is unsecured and has an interest rate approximately the same as LIBOR-based loans under the Credit Facility. The Auxiliary Facility matures on December 10, 2001, unless extended.
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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (A)  EXHIBITS

     The following exhibits are filed herewith:

     10 Credit Agreement dated as of December 11, 2000 among the Company and First Union National Bank as Administrative Agent, First Union Securities, Inc., as Sole Arranger and Book Runner and Bank One, N.A. as Documentation Agent.

     99 Press release of the Company dated December 13, 2000, related to the announcement of a new senior credit facility.


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                                    SIGNATURE

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

                                               CONSOLIDATED GRAPHICS, INC.
                                                       (Registrant)
                                               By: /s/ JOE R. DAVIS
                                                       Joe R. Davis
                                                       Chairman and
                                                       Chief-Executive Officer


Date:  December 28, 2000